UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-KA

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July  24,2007

Legend Mobile, Inc

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-24835

38-3399098

(Commission File Number)

            (IRS Employer Identification Number)

777 East Eisenhower Ste. 102, Ann Arbor, MI 48108

(Address of Principal Executive Offices)

(734) 389-0270

(Registrant’s Telephone Number, Including Area Code)

.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02

Unregistered Sales of Equity Securities.

On July 24, 2007, Legend Mobile, Inc. announced that it was issuing 1,000,000 unregistered shares of its Series A Convertible Preferred Stock to Peter Klamka, the Company’s Chairman of the Board of Directors, Chief  Executive Officer, President, Treasurer and Secretary as partial satisfaction of the Company’s debt to Mr. Klamka on account of accrued salary that was owed to Mr. Klamka for services performed during 2005 and 2006.  In order to issue the additional shares of Series A Convertible Preferred Stock the Company was required to increase the number of authorized shares of Series A Convertible Preferred Stock. Rather than increase the number of authorized shares of Series A Convertible Preferred Stock, the Company instead decided to create a new class of preferred stock, designated Series D Convertible Preferred Stock and issue 1,000,000 shares of the Series D Convertible Preferred Stock in exchange for such debt.  The Series D Preferred Stock is convertible upon the date the Corporation generates net profits in any two consecutive fiscal quarters as reported on the Corporation’s Form 10-QSB or Form 10-Q, as the case may be; or any date that the Market Price per share of Common Stock equals or exceeds $0.50, has no dividend or liquidation preferences and has 135 votes per share. Mr. Klamka’s debt that was extinguished was evidenced by a promissory note in the principal amount of $624,920 which accrued interest at a rate of 21% per annum. The shares issued to Mr. Klamka extinguished $100,000 of the debt evidenced by the promissory note. Since the unregistered securities were issued to an accredited investor in a private transaction not involving a public offering, they were therefore exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933.  The securities sold in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9

Financial Statements and Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Legend Mobile, Inc.

Dated: November 6, 2007

By:

/s/ Peter Klamka

Peter Klamka, President